EXHIBIT 99.3
AGREEMENT OF MERGER

By and Among

SALMON ACQUISITION CORP.

and

MICROMED TECHNOLOGY, INC.

THIS AGREEMENT OF MERGER (this “Agreement”), is made and entered into as of ________, 2005, by and among Salmon Express, Inc., a Nevada Corporation (the “Parent”), Micromed Technology, Inc., a Delaware corporation (the “Company”), and Salmon Acquisition Corporation, a Nevada corporation and a wholly-owned subsidiary of Parent (“Sub” and, together with the Company, the “Constituent Corporations”).

RECITALS

A.  Parent, the Company and Sub have entered into that certain Agreement and Plan of Merger dated January __, 2005 (the “Reorganization Agreement”), providing for, among other things, the execution and filing of this Agreement and the merger of Sub with and into the Company upon the terms set forth in the Reorganization Agreement and this Agreement (the “Merger”).

B.  The respective Boards of Directors of each of the Constituent Corporations deem it advisable and in the best interests of each of such corporations and their respective shareholders that Sub be merged with and into the Company and, in accordance therewith, have approved the Reorganization Agreement, this Agreement and the Merger.

C.  The Reorganization Agreement, this Agreement and the Merger have been approved by the shareholders of the Company and by the sole stockholder of Sub.

D.  The Reorganization Agreement has been approved, adopted, certified, executed and acknowledged by the Constituent Corporations in accordance with Section 251 of the Delaware General Corporations Law.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, each of the Constituent Corporations hereby agrees that Sub shall be merged with and into the company in accordance with this Agreement and the provisions of the laws of the State of Delaware, upon the terms and subject to the conditions set forth as follows:

ARTICLE I

CONSTITUENT CORPORATIONS

1.1  The Company. The Company is a corporation duly organized and existing under the laws of the State of Delaware. The authorized capital stock of the Company is 65,000,000 shares of common stock, $.001 par value.

1.2  Sub. Sub is a corporation duly organized and existing under the laws of the State of Nevada. The authorized capital stock of the Sub is 75,000 shares of common stock, with no par value.

ARTICLE II

THE MERGER

2.1     The Merger. At the Effective Time (as defined in Section 2.2 hereof) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (the “Delaware Law”), Sub shall be merged with and into the Company, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The surviving corporation after the Merger is sometimes referred to hereinafter as the “Surviving Corporation.”

2.2     Filing and Effectiveness. This Agreement shall be filed with the Secretary of State of the State of Delaware. The Merger shall become effective, in accordance with Delaware Law, upon the filing of this Agreement and the Officer Certificates with the Secretary of State of the State of Delaware (“Effective Time”).

2.3     Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and in the applicable provisions of the Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.4     Articles of Incorporation. Effective immediately following the Merger, the Certificate of Incorporation of the Company shall remain the Certificate of Incorporation of the Surviving Corporation.

2.5     Agreement and Plan of Merger. The executed copy of the Reorganization Agreement is on file at the office of the Surviving Corporation located at 8965 Interchange Drive, Houston, Texas 77054. The Reorganization Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any Constituent Corporation.

2.6     Effect of merger on the Capital Stock of the Constituent Corporations.

(a)    Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“DGCL” shall mean the Delaware General Corporation Law.

ARTICLE III

MISCELLANEOUS

3.1    Termination by Mutual Agreement. Notwithstanding the approval of this Agreement by the shareholders of Sub and the Company, this Agreement may be terminated at any time prior to the Effective Time by mutual agreement of the board of directors of the Sub and the Company.

3.2    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one agreement.

3.3    Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect by the laws of the State of Delaware.

[The remainder of this page is left blank intentionally]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

SALMON ACQUISITION CORP.

By: _______________________________________
Pete Smith, Sr.
Its: President

MICROMED TECHNOLOGY, INC.

By: _______________________________________
Travis E. Baugh
Its: President and Chief Executive Officer

SALMON EXPRESS, INC.

By: _______________________________________
Pete Smith, Sr.
Its: President